Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-4 No. 333-168254),

2)	Registration Statement (Form S-8 No. 333-92229),

3)	Registration Statement (Form S-8 No. 333-138697),

4)	Registration Statement (Form S-8 No. 333-168629),

5)	Registration Statement (Form S-8 No. 333-168254),

6)	Registration Statement (Form S-8 No. 333-176205);

of Valeant Pharmaceuticals International, Inc. of our report dated February 27, 2012 with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation incorporated by reference in this Current Report (on Form 8-K) of Valeant Pharmaceuticals International, Inc.

/s/  Ernst & Young LLP

Phoenix, Arizona

December 10, 2012